Exhibit 2

Oi S.A. – IN JUDICIAL REORGANIZATION

CNPJ/MF 76.535.764/0001-43

NIRE 33.30029520-8

Publicly–Held Company

MINUTES OF THE 216th MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 21st, 2019.

I. DATE, TIME AND PLACE OF THE MEETING: On the 21st day of January 2019, at 2 pm.

II. CALL NOTICE: Made by individual messages sent to the Board Directors.

III. QUORUM AND ATTENDANCE: All members of the Board of Directors, who signed at the end, were present, as well as Mr. Pedro Wagner Pereira Coelho, as representative of the Fiscal Council. The following attended the meeting: Mr. Eurico de Jesus Teles Neto, Mr. Carlos Augusto Machado Brandão, Mr. Bernardo Kos Winik; Mr. Jose Claudio Moreira Goncalves, Mr. Eduardo Ajuz, Mr. Silvio Almeida, Mr. Arthur José Lavatori Correa, Mrs. Daniella Geszikter Ventura and Mrs. Maria Amélia Melo, all of whom were representatives of the Company. In accordance with Judgment No. 148, item “g”, of March 19, 2018 of the National Telecommunications Agency (Agência Nacional de Telecomunicações) – ANATEL, Mr. Luis Claudio Santana Santoro, Mr. Jorge Ernesto Sanchez Ruiz, Mr. Marcelo Lucena de Medeiros and Ms. Luciana Baldez de Almeida also attended the meeting.

IV. BOARD: Chairman of the Meeting: Mr. Eleazar de Carvalho Filho and Secretary of the Meeting: José Augusto da Gama Figueira.

V. AGENDA: (1) check and confirm the issuance of common shares related to remainders paid by holders of common shares and preferred shares of the Company; (2) check the amount of the new common shares subscribed by holders of common shares and preferred shares in the capital increase of the Company – New Funds and confirm the amount of new common shares to be subscribed by Backstop investors; (3) emission of common shares to be delivered to Backstop investors, in accordance with Clause 6.1.1.3 of the reorganization plan and of the Backstop Contract.

VI. RESOLUTIONS: The meeting having started, with respect to item (1) of the Agenda, the result of the internalization of the remainder of unsubscribed shares during the exercise period of the preemptive rights by holders of common and preferred shares of the Company it was presented to the members of the Board of Directors including the custodian of the Company’s Depositary Program for the Delivery of American Depositary

Shares (“ADSs”) backed by common and/or preferred shares of the Company was presented to the members of the Board of Directors. The Board checked the subscription of 91,080,933 new common shares related to Unsubscribed Shares (“New Common Shares”), at an issuance price of R$ 1.24 per share, totalizing the amount of R$ 112,940,356.92, of which 13,031,302.00 will be designated to the share capital and R$ 99,909,054.92 to the Company’s capital reserve. From the total amount of new common shares to be issued due to the payment of the unsubscribed shares, (i) 49,156,560 New Common Shares will be delivered to Itaú Unibanco S.A, as the custody agent of the ADS of the Bank of New York, with the corporate taxpayer identification number (CNPJ/MF) No. 05.523.773/0001-76, depositary institution of the Company’s Deposit Programs, so that the ADSs corresponding to such New Common Shares and (ii) 41,924,373 New Common Shares will be delivered to the holders of the common and preferred shares that request, subscribed and pay the Unsubscribed Shares. Item (2) of the Agenda the Board noticed that during the period of exercise of the preemptive right and as result of the payment of the Unsubscribed Shares, 1.621.538,289 New Common Shares (“New Subscribed Common Shares”) were subscribed by the Company’s shareholders in the Capital Increase – New Funds. Thus, and in accordance with the Board of Directors’ resolution held on October 26, 2018, 1,604,268,162 New Common Shares (“Backstop Shares”) were not subscribed as a result of the period of the exercise of the preemptive right for the preferred shares which, under the terms and conditions set forth in the Reorganization Plan approved by the Creditors’ General Meeting and ratified by the Judicial Recovery Court (“Plan”) and by the Subscription and Commitment Agreement also ratified and attached to the Plan (“Commitment Agreement”), will be subscribed by the Backstop Investors, in the same conditions approved in the meeting held on October 26th, 2018. The Backstop Shares will be delivered to Itaú Unibanco SA, as custodian of ADS custody of The Bank of New York, CNPJ No. 05.523.773 / 0001-76, depositary institution of the Company's Deposit Programs, to ADSs and subsequent allocation to Investors Backstoppers, as the case may be. In relation to item (3) of the agenda, the Board of Officers informed that Backstop investors representing 84,4% of the total capital increase guarantee commitment – New Funds decided, in accordance with the Reorganization Plan and with the Commitment Agreement, to receive the guarantee premium of the Capital Increase – New Funds in common shares, pursuant to Clause 5 of the Commitment Agreement.  Thus, in strict compliance with the Plan and with the Commitment Agreement legally ratified, the Board members decided to approve the issuance of 272.148.705 new common shares, nominative and with no par value, at the issuance price of one real and twenty four cents (R$1.24) per share, totaling an amount of R$ 337,464,394.20, of which R$ 38.937.370.00 will be allocated to the capital stock and R$ 298,527,024.20 to the Company's capital reserve. The new shares issued will be subscribed by the Backstop investors entitled to receive, in new common shares, the credit related to the premium of commitment of guarantee of the Capital Increase – New Funds, due by the

Oi S.A. – In Judicial Reorganization

Minutes of 216th meeting of the board of directors

held on January 21st, 2019

Company to the Backstop Investors, in accordance with Clause 6.1.1.3 of the Reorganization Plan and with the Commitment Agreement. The shares issued herein are fully paid with the credit that the Backstop Investors have against the Company in connection with the Commitment premium due to them. The shares issued herein shall grant to its holders the same rights, advantages and restrictions granted by the other common shares issued by the Company, including the right to receive full dividends and / or interest on own capital declared by the Company as of its issuance. As provided for in the Plan and in the Underwriting Agreement, the shares will be issued directly and immediately to the Backstop Investors who decide to receive the share commitment premium, being delivered to Itaú Unibanco SA, as custodian of ADS custodian of The Bank of New York (CNPJ No. 05.523.773/0001-76), so that the ADSs can be issued and subsequently directed to the Investors Backstop investors, as applicable. Shares and fractions of ADSs that cannot be delivered to Backstop Investors shall be sold and proceeds from the sale shall be delivered to Backstop Investors. With the subscription and payment of the New Subscribed Common Shares and Backstop Shares, and the issuance and subsequent subscription of the common shares related to the capital increase guarantee commitment premium (New Resources), respectively dealt with in items (ii) and (iii) of the Agenda, the Company's capital stock will be R$ 32,538,937,370.00, represented by 5,954,205,001 shares, with 5,796,477,760 common shares and 157,727,241 preferred shares, all nominative and without par value. The Board of Officers is authorized to take the necessary measures for the implementation of the above resolutions.

VII. CLOSING: With nothing further to discuss, the Chairman of the Meeting adjourned the Meeting, and these minutes were drafted, read and approved, and signed by all members of the Board of Directors and by the Secretary. (a.a) Srs. Eleazar de Carvalho Filho (Chairman of the Board), Marcos Grodetzky (Vice-Chairman), Ricardo Reisen de Pinho, José Mauro M. Carneiro da Cunha, Marcos Bastos Rocha, Maria Helena dos Santos F. Santana, Paulino do Rego Barros Jr., Henrique José Fernandes Luz, Rodrigo Modesto de Abreu, Roger Solé Rafols e Wallim C. de Vasconcellos Junior.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, January 21, 2019.

José Augusto da Gama Figueira

Secretary

Oi S.A. – In Judicial Reorganization

Minutes of 216th meeting of the board of directors

held on January 21st, 2019